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                                                                    EXHIBIT 99.9


                          [YOU BET LOGO & LETTERHEAD]

YOU BET RECEIVES $5.5 MILLION EQUITY
INVESTMENT;
NAMES CHAIRMAN OF THE BOARD AND CEO;
ADDS FOUR NEW BOARD MEMBERS


June 30, 1998

You Bet International, Inc. (0TCBB:UBET) said today that a group of private and institutional investors led by Robert M. Fell has made a $5.5 million equity investment in the company's preferred stock. Mr. Fell, founder and largest shareholder of Silicon Gaming, Inc. (Nasdaq-NMS: SGIC), and former chairman and chief executive officer of Archon Communications, Inc., (which recently sold its major holding in Premiere Radio Networks, Inc. to Jacor Communications, Inc. (Nasdaq-NMS: JCOR)), has accepted the position of chairman of the board and chief executive officer of You Bet. The company also announced that William
H. Roedy, president of MTV Networks International; Caesar P. Kimmel, a founder of Warner Communications and former president of Kinney System, and Alan Landsburg, founder of The Landsburg Company, have joined the company's board of directors.

"Today's announcement represents a solid vote of confidence in You Bet's future, providing strength and stability as we move forward," said Mr. Fell. "We are particularly proud of those who are investing in the company's future. Among these investors are The Interpublic Group of Companies, Inc., one of the largest advertising and marketing companies in the world, as well as the partners of one of the largest investment banks in the U.S. In addition, a number of very successful private investors, including the Simon family of Indianapolis and each of the new directors, have become new shareholders in the company."

David Marshall, Vice Chairman, President and Chief Operating Office of You Bet International, Inc., said, "When Russell Fine and I founded You Bet, our plan was to create a company with a new type of product, a proven technology, and a clear market potential in order to attract industry leaders who could help build You Bet into the leader in world wide interactive gaming. We couldn't have done better than Bob Fell and the active investors and board members he has brought to the Company. Russell and I are excited about the enormous potential of our expanded board and new investors. We look forward to working with this new group to expand our service to other applications and international markets."

Mr. Fell stated, "The addition of Alan Landsburg, Bill Roedy and Caesar Kimmel to the You Bet board of directors not only brings a wealth of knowledge and experience at the highest levels in their respective endeavors, but each of these individuals also believes in our company and its ultimate potential and is committed to helping us achieve our strategic objectives.

"Alan Landsburg is one of the most respected names in television production. Throughout his thirty-five years in broadcasting, he has distinguished himself as an industry pioneer by evolving new entertainment forms and tackling important issues. He is also active in California racing, including the Thoroughbred Owners of California. Bill Roedy is known and acclaimed worldwide for his creativity and vision. As president of MTV Networks International and Chairman, MTV, Networks Europe, he is responsible for all of MTV's
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international channels. Under his stewardship MTV has become the most watched cable and satellite network broadcast network in Europe. Caesar Kimmel not only brings unparalleled business experience and acumen to our board as one of the original founders of Warner Communications and the former president of Kinney System, but for the past thirty years he has been one of the leaders in thoroughbred racing, helping to guide the sport around the world," Mr. Fell added.

"The expanded board adds priceless experience in marketing, finance, and entertainment to the existing competence in technology, which will serve the company well as it moves forward with deploying its products and services," said Jess Rifkind current board member and previously the Manager of Advanced Development for Xerox PARC.

"With this new board in place, and with the successful completion of the first phase of our private placement offering, we believe that we are better positioned than ever to take You Bet to the next level," said Russell Fine, You Bet's Chief Technology Officer and board member.

In the private placement, the investors purchased $5.5 million of preferred stock, convertible into 2.2 million shares of common stock. Although no assurances can be given, the company may issue additional shares of preferred stock to private and institutional investors on the same terms. Mr. Fell also purchased warrants to acquire 1.2 million shares of common stock at $2.50 per share, subject to certain restrictions on his ability to exercise the warrants or dispose of the warrant shares.

You Bet International, Inc. is a Los Angeles-based interactive technology company that facilitates online broadcasting of live events and is focused on content development, network deployment and management services via a cross-platform environment. The company's objective it to be the premiere technology and service provider for interactive wagering worldwide, and to create a widely accessible interactive race and sports environment, filled with varied and exciting content. You Bet International, Inc. has developed and deployed the world's first personal computer-based wagering platform and transaction processing software. The company just launched its public release in June 1998. For further information, visit http://www.youbet.com or contact Jeff Lloyd/Tom Ekman at (310) 788-2850.

NOTE: This press release contains forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of financing, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any other forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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